UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )  September 2, 2008

FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (704) 344-8150

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Alfred C. Giammarino as Executive Vice President and Chief Financial Officer

On September 2, 2008, FairPoint Communications, Inc. (the “Company”) appointed Alfred C. Giammarino as its Executive Vice President and Chief Financial Officer, succeeding John P. Crowley, who resigned effective August 15, 2008.  Mr. Giammarino will serve as the Company’s principal financial officer.  While the Company conducted its search for Mr. Crowley’s successor, Lisa R. Hood, the Company’s Senior Vice President and Controller, performed the duties of Chief Financial Officer and principal financial officer.  Ms. Hood will continue her duties as the Company’s Senior Vice President and Controller and principal accounting officer.

Mr. Giammarino’s Professional Background

Mr. Giammarino, age 52, has served as Chief Financial Officer and, most recently, as Senior Financial Consultant for Sensus Metering Systems in Raleigh, North Carolina since 2007.  Before that, Mr. Giammarino served as Executive Vice President and Chief Financial Officer of Stratos Global Corporation in Bethesda, Maryland from 2004 to 2007, and also served as Senior Vice President and Chief Financial Officer of International and Information Services at Verizon Communications Inc. in New York, New York from 2000 to 2003.

Change in Control and Severance Agreement Entered Into With Mr. Giammarino

On September 3, 2008, the Company entered into a Change in Control and Severance Agreement (the “Severance Agreement”) with Mr. Giammarino.  The Severance Agreement provides that the Company will pay severance and provide benefits to Mr. Giammarino (i) in the event of his termination without cause or following a change in control or, (ii) within two years of a change in control, upon his resignation within 45 days following (A) a significant or material reduction of his key responsibilities or duties, (B) a reduction in his overall compensation opportunities, (C) the diminishment or elimination of his rights to “Severance Benefits” as defined in the Severance Agreement, or (D) any material breach by the Company of the Severance Agreement.  The severance payable and benefits required to be provided to Mr. Giammarino include unpaid base salary, lump sum cash payments equal to two times his annual base salary and annual bonus, COBRA premiums, disability and life insurance premiums for 24 months and the vesting of all non-performance based, non-vested and/or unearned long-term incentive awards, among others.  The payments and benefits are subject to “golden parachute” provisions and Section 409A of the Internal Revenue Code, and are not triggered if Mr. Giammarino is terminated for cause, on account of death or disability or upon resignation for reasons not listed in clauses (A) through (D) above.

The Severance Agreement also contains provisions pursuant to which Mr. Giammarino, for a period of 12 months following termination of his employment, promises to refrain from certain activities, including (1) soliciting any of the Company’s employees or consultants to leave the Company or to perform services for another company, or (2) accepting any employment or similar arrangement with certain of the Company’s competitors.

Restricted Stock Granted to Mr. Giammarino

On September 3, 2008, Mr. Giammarino was granted 50,000 shares of restricted stock, representing shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  The restricted stock was granted pursuant to the FairPoint Communications, Inc. 2008 Long Term Incentive Plan (the “Plan”) and will vest in equal installments on December 31, 2009 and December 31, 2010.

Performance Units Awarded to Mr. Giammarino

On September 3, 2008, Mr. Giammarino was awarded performance units (the “Units”), pursuant to the Plan, for both the April 1, 2008 to December 31, 2009 performance period, with a target award of 14,476 Units, and the April 1, 2008 to December 31, 2010 performance period, with a target award of 32,734 Units.  The number of Units included in the target award for Mr. Giammarino was prorated to reflect the period of time that Mr. Giammarino will be employed during the performance periods.

Item 7.01                                             Regulation FD Disclosure

On September 3, 2008, the Board of Directors of the Company declared a dividend of $0.2575 per share (the “Dividend”) on the Company’s Common Stock.  The Dividend is payable on October 17, 2008 to shareholders of record at the close of business on September 30, 2008.

Item 8.01                                             Other Events

On September 4, 2008, the Company issued a press release entitled “FairPoint Communications Appoints Chief Financial Officer.”  A copy of the press release is being furnished by being attached hereto as Exhibit 99.1.

On September 4, 2008, the Company issued a press release announcing the Dividend.  A copy of the press release is being furnished by being attached hereto as Exhibit 99.2.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated September 4, 2008

99.2	Press Release, dated September 4, 2008

SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Alfred C. Giammarino
	Name:	Alfred C. Giammarino
	Title:	Executive Vice President and Chief Financial Officer

Date:  September 4, 2008